Exhibit 99.1

Contact:	Patrick Suehnholz
Director of Investor Relations
Greenhill & Co., Inc.
(212) 389-1800

GREENHILL & CO. REPORTS FIRST QUARTER 2018 EARNINGS

•	Quarterly revenues of $87.5 million, up 54% from prior year’s first quarter

•	Record first quarter advisory revenues

•	Compensation ratio of 56% for the quarter

•	Operating profit margin of 22% for the quarter

•

Net income of $6.4 million and earnings per share of $0.21 for the quarter were adversely impacted by a tax charge of $3.9 million, or $0.13 per share, related to a tax charge on vesting of restricted stock awards

•	Repurchased approximately 1.76 million shares of common stock and common stock equivalents during the first quarter at an average price of $19.77 per share

•	Remaining authorization under our share repurchase plan at March 31, 2018 was $191.1 million

•	Recruited Vice Chairman and Co-Head of North American Financing Advisory and Restructuring to expand our practice in this business

•	Recruited 6 additional Managing Directors for the New York office to expand our sector coverage of consumer products, insurance, midstream energy, real estate, telecommunications and transportation

NEW YORK, NEW YORK, May 3, 2018 – Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $87.5 million, net income of $6.4 million and diluted earnings per share of $0.21 for the quarter ended March 31, 2018.

The Firm’s first quarter earnings were negatively impacted by a tax charge of $3.9 million for the tax effect of the difference between the grant price value and the market price value of restricted stock awards at the time of the vesting. Excluding this charge, the Firm’s first quarter 2018 net income would have been $10.3 million and diluted earnings per share would have been $0.34.

The Firm’s first quarter 2018 revenues compare to revenues of $56.9 million for the first quarter of 2017, which represents an increase of $30.6 million, or 54%. The Firm’s first quarter 2018 net income and diluted earnings per share compare to a net loss of $0.7 million and a diluted loss per share of $0.02 for the first quarter of 2017. In the first quarter of 2017, the Firm’s results were also impacted by a tax charge of $2.1 million related to the vesting of restricted stock awards. Excluding this charge, the Firm’s first quarter 2017 net income would have been $1.4 million and diluted earnings per share would have been $0.04.

The Firm’s revenues and net income can fluctuate materially depending on the number, size and timing of completed transactions on which it advised and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.

“We produced solid first quarter results, driven by strong performances in our European M&A and global secondary capital advisory businesses. In fact, this was our best first quarter for advisory revenues in our 22 year history. As a result of the increased level of revenue, our cost ratios moved back into their historic ranges, and we also benefited from a reduced tax rate given the recent change in U.S. law. While there is always uncertainty as to markets and economies, we see the current environment for deal activity as generally favorable in our most important markets,” Robert F. Greenhill, Chairman, said.

“We continue to make good progress on all aspects of the recapitalization plan we announced last September. We believe that, through both the exit of lower productivity personnel and intensive recruiting in strategic, higher productivity areas, we are enhancing our potential for higher revenue and higher profitability. That was a primary objective of our plan, and achieving it would result in increased rewards for our team and for our shareholders. And our disciplined, patient approach has allowed us to continue to make progress implementing our announced share repurchase plan at prices we believe are attractive, which both increases the economic alignment of our senior team with outside shareholders and creates leveraged upside potential for all holders,” Scott L. Bok, Chief Executive Officer, commented.

Revenues

For the three months ended March 31, 2018, revenues were $87.5 million compared to $56.9 million in the first quarter of 2017, an increase of $30.6 million, or 54%. This increase principally resulted from an increase in completion fees, particularly in Europe, that were significantly larger in scale than the same period in the prior year, offset in part by a decrease in announcement fees.

In the first quarter, the Firm adopted new guidance on revenue recognition1, which resulted in revenue and expense both increasing by $1.2 million in the current quarter related to the financial statement presentation of reimbursed client expenses. Total operating income was not impacted by this change. Further, as a result of the adoption of the new guidance, the Firm recognized additional revenue of $4.7 million in the current quarter related to certain transactions, which met all material conditions for completion in the quarter but closed in the subsequent quarter. Prior to January 1, 2018, revenue was generally recognized on the closing date of each transaction. As provided for under the new accounting guidance, periods prior to January 1, 2018 were not restated to reflect the new guidance on revenue recognition.

Transactions on which we advised that were announced and/or completed in the first quarter of 2018 included:

•	the sale of Capvis Equity Partners AG’s portfolio company, Faster Group, to Sun Hydraulics Corporation;

•	the representation of Danone S.A. in connection with renewing its strategic partnership with Yakult Honsha Co., LTD and selling part of its stake in Yakult Honsha Co., LTD;

•	the acquisition by Equiniti Group plc of Wells Fargo & Company’s Shareowner Services business;

•	the buyout by GlaxoSmithKline plc of Novartis’s stake in their Consumer Health Joint Venture;

•	the acquisition by Inchcape PLC of Grupo Rudelman;

•	the representation of Ladbrokes Coral Group PLC in connection with a recommended offer from GVC Holdings PLC;

•

the representation of Lonmin PLC in connection with amending its debt facilities to support the review and implementation of its strategic options, including the recommended offer by Sibanye-Stillwater announced in December 2017;

•

the representation of the Special Committee and the Board of Trustees of Pure Industrial Real Estate Trust to provide a fairness opinion in connection with its agreement to be acquired by Blackstone Group L.P.;

•	the acquisition by Super Retail Group of Macpac;

•	the merger of Tesco PLC with Booker Group plc;

•	the acquisition by Total System Services, Inc. of Cayan, LLC;

•	the acquisition by Welbilt Inc. of Avaj International Holding AB (“Crem® International”); and

•	the representation of Willbros Group, Inc. in connection with its agreement to be acquired by Primoris Services Corporation.

During the first quarter of 2018, our primary capital advisory group advised real estate fund general partners on one interim closing and one final closing of capital commitments from institutional investors, which resulted in revenue for the quarter of $0.5 million. Our secondary capital advisory group advised institutional investors on 40 closings of sales of limited partnership interests in secondary market transactions.

During the first quarter of 2018, the Firm announced Neil Augustine (most recently Executive Vice Chairman and Co-Head of North American Debt Advisory and Restructuring at Rothschild Inc.) joined the Firm as Vice Chairman and Co-Head of North American Financing Advisory & Restructuring based in New York, and Romitha Mally (most recently Managing Director at J.P. Morgan) joined the Firm as Managing Director and Head of Consumer Corporate Advisory for North America based in New York.

Also during the first quarter of 2018, the Firm announced that Ali Akbar (most recently Managing Director at RBC Capital Markets) will join the Firm as a Managing Director focused on the midstream energy sector based in New York, and that Adam Troso (most recently Managing Director at J.P. Morgan) will join the Firm as a Managing Director and Head of Real Estate Corporate Advisory for North America based in New York.

Since quarter end, the Firm announced that Nick Melton (most recently Managing Director at Rothschild) will join the Firm as a Managing Director and Head of Telecommunications & Infrastructure Corporate Advisory for North America based in New York, that Michael Masterson (most recently Co-Head of Transportation and Infrastructure and Global Head of Aviation at Deutsche Bank) will join the Firm as a Managing Director and Head of Transportation Corporate Advisory based in New York, and that Matthew Morris (most recently Managing Director at Willis Towers Watson) will join the Firm as a Managing Director and Head of Insurance Corporate Advisory based in New York.

Including all Managing Directors whose recruitment we have announced to date, we have 71 client-facing Managing Directors as of this date. As of year-end 2017 we also had 71 such Managing Directors.

Expenses

Operating Expenses

Our total operating expenses for the first quarter of 2018 were $68.5 million, which compared to $53.9 million of total operating expenses for the first quarter of 2017. The increase in total operating expenses of $14.6 million, or 27%, resulted from increases in both our compensation and benefits expenses and non-compensation expenses, both as described in more detail below. Our operating profit margin was 22% for the first quarter of 2018 as compared to 5% for the first quarter of 2017.

The following table sets forth information relating to our operating expenses. As a result of the adoption of the new revenue recognition guidance, beginning in the first quarter of 2018, reimbursed client expenses are reported as a component of advisory revenues and are no longer netted against operating expense.    For 2017, operating expenses are reported net of reimbursement of client expenses.

	For the Three Months Ended March 31,
	2018	2017
	(in millions, unaudited)
Employee compensation and benefits expenses	$49.2	$44.1
% of revenues	56%	77%
Non-compensation operating expenses	19.3	9.9
% of revenues	22%	17%
Total operating expenses	68.5	53.9
% of revenues	78%	95%
Total operating income	19.0	3.0
Operating profit margin	22%	5%

Compensation and Benefits Expenses

Our employee compensation and benefits expenses in the first quarter of 2018 were $49.2 million, which reflected a 56% ratio of compensation to revenues. This amount compared to $44.1 million for the first quarter of 2017, which reflected a 77% ratio of compensation to revenues. The increase in expense of $5.1 million, or 12%, was principally attributable to the accrual of a larger annual bonus amount related to the significantly higher revenues generated during the period.

The decrease in the ratio of compensation to revenues during the first quarter of 2018 as compared to the same period in 2017 is a function of the increased level of revenue and returns our compensation ratio to within its historic range.

Our compensation expense is generally based upon revenues and can fluctuate materially in any particular period depending upon changes in headcount, amount of revenues recognized, as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.

Non-Compensation Expenses

Our non-compensation expenses were $19.3 million in the first quarter of 2018 compared to $9.9 million in the first quarter of 2017, representing an increase of $9.4 million, or 95%. As of March 31, 2017, the revenue generated by our secondary placement business to achieve the Cogent earnout for the two year period then ended was slightly less than the revenue target required, which resulted in the recognition of a $6.0 million benefit during the first quarter of 2017 related to the remeasurement of the likelihood of the secondary placement business achieving its earnout award during the second two year period ended March 31, 2019. In the first quarter of 2018, we recognized a charge of $0.9 million due to an increase in the likelihood that the revenue target for earnout for the two year period ended March 31, 2019 would be achieved.

Without the remeasurement of the Cogent earnout, our non-compensation expenses would have been $18.4 million and $15.9 million for the first three months ended March 31, 2018 and 2017. Furthermore, as a result of adopting the new revenue accounting standard, effective in the first quarter of 2018 the presentation of revenue and expenses was modified to report reimbursed client expenses of $1.2 million as a component of advisory revenues and these expenses were no longer netted against operating expenses. As noted above, we elected to continue to report operating expenses net of reimbursement of client expenses for 2017. Other increases in non-compensation expenses in the first quarter of 2018 as compared to the same period in the prior year related to larger charges for professional fees and greater foreign exchange losses associated with financing of our foreign investments.

Non-compensation expenses as a percentage of revenues for the three months ended March 31, 2018 were 22% compared to 17% (or 28% without the earnout adjustment referred to above) for the same period in 2017. The decrease in non-compensation expenses as a percentage of revenues in the first quarter of 2018 as compared to the same period in 2017, as adjusted for the Cogent earnout, principally resulted from the benefit of spreading slightly higher non-compensation costs over significantly higher revenues.

Our non-compensation expenses as a percentage of revenues can vary as a result of a variety of factors including fluctuation in revenue amounts, changes in headcount, the amount of recruiting and business development activity, the amount of office expansion, the amount of client reimbursed expenses, costs associated with acquisitions, the amount of borrowings, interest rate and currency movements and other factors, such as the contingent earnout. Accordingly, the non-compensation expenses as a percentage of revenues in any particular period may not be indicative of the non-compensation expenses as a percentage of revenues in future periods.

Interest Expense

For the three months ended March 31, 2018, we incurred interest expense of $5.3 million as compared to $0.8 million for the same period in 2017. The increase in interest expense during 2018 related to borrowings under the new term loan facility, which was drawn down in October 2017 as part of the recapitalization plan we announced in September 2017.

The rate of interest on our borrowing is based on LIBOR and can vary from period to period. Further, we are required under the term loan facility to make quarterly amortization payments and, beginning in 2019, an annual prepayment based on a calculation of our excess cash flow. Accordingly, the amount of interest expense in any particular period may not be indicative of the amount of interest expense in future periods.

Provision for Income Taxes

For the first quarter of 2018, the provision for income taxes was $7.4 million as compared to a provision for income taxes for the first quarter of 2017 of $2.9 million. The provision for income taxes for the three months ended March 31, 2018 and 2017 included charges of $3.9 million and $2.1 million, respectively, related to the tax effect of the difference between the grant price value and the market price value of the awards at the time of the vesting. Excluding these charges the provision for income taxes for the three months ended March 31, 2018 and 2017 would have been $3.5 million, or an effective tax rate of 25%, and $0.8 million, or an effective tax rate of 37%.

The decrease in the effective tax rate in the first quarter of 2018, excluding the charge related to the vesting of the restricted stock awards, principally related to the Tax Cuts and Jobs Act (the “Tax Act”), which reduced the federal corporate tax rate from 35% to 21% effective January 1, 2018. The effective tax rate in the first quarter of 2018 was also impacted by an increase in the proportion of estimated annual global earnings generated by the U.K., which imposes tax at a statutory rate of 19%, offset by other effects of the Tax Act, which increased the effective tax rate.

The effective tax rate can fluctuate as a result of variations in the relative amounts of income earned and the tax rate imposed in the tax jurisdictions in which we operate. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.

Liquidity and Capital Resources

As of March 31, 2018, we had cash and cash equivalents of $208.1 million and term loan debt with a principal balance of $345.6 million. During the first quarter of 2018, we repaid the first installment on the term debt of $4.4 million.

During the first quarter of 2018, we continued our share repurchase plan and repurchased 1,054,968 shares of common stock through a modified Dutch tender offer and an additional 341,742 common shares through open market transactions. In aggregate during the first quarter, we repurchased 1,396,710 shares of our common stock at an average price of $20.12 per share, for a total cost of $28.1 million.

In October 2017, we commenced our plan to repurchase up to $285.0 million of our common stock. As of March 31, 2018, we have repurchased under that plan 5,174,258 shares of our common stock at an average price of $18.14 per share for a total cost of $93.9 million. At March 31, 2018, we had $191.1 million remaining and authorized under our repurchase program, which we intend to implement through various means, which could include one or more of the following: open market purchases (including pursuant to 10b5-1 plans), tender offers, privately negotiated transactions and/or accelerated share repurchases. The price and timing of share repurchases, as well as the total funds ultimately expended, will be subject to market conditions and other factors, such as our results of operations, financial position and capital requirements, general business conditions, legal, tax and regulatory constraints or restrictions, any contractual restrictions and other factors deemed relevant.

In addition, during the first quarter of 2018, we repurchased 361,453 restricted stock units from employees at the time of vesting to settle tax liabilities at an average price of $18.40 per share, for a total cost of $6.7 million. In aggregate during the first quarter of 2018, we repurchased 1,758,163 shares of our common stock and common stock equivalent repurchased at an average price of $19.77 per share, for a total cost of $34.8 million.

Dividend

The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.05 per share to be paid on June 20, 2018 to common stockholders of record on June 6, 2018.

1 Effective January 1, 2018, the Firm adopted ASU No. 2014-09, Revenue from Contracts with Customers, which as it applied to the Firm, required a change in the timing of revenue recognition from the time services were provided to a point in time as performance obligations are met. The Firm adopted the standard on a modified retrospective basis and, as a result, recorded a cumulative-effect adjustment that decreased beginning retained earnings by $7.6 million ($10.2 million of deferred revenue, net of $2.6 million of related tax adjustments). Additionally, the guidance required gross revenue presentation of certain costs that were previously netted against expense.

Investor Presentation

An updated investor presentation highlighting the Firm’s results for the first quarter and other matters relevant for investors has been posted on its website today (www.greenhill.com).

Earnings Call

Greenhill will host a conference call beginning at 4:30 p.m. Eastern Time on Thursday, May 3, 2018, accessible via telephone and the internet. Scott L. Bok, Chief Executive Officer, will review the Firm’s first quarter 2018 financial results and related matters. Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing (888) 317-6003 (toll-free domestic) or (412) 317-6061 (international); passcode: 3653470. Please register at least 10 minutes before the conference call begins. The conference call will also be accessible as an audio webcast through the Investor Relations section of Greenhill’s website at www.greenhill.com. There is no charge to access the call.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the call ends. The replay can be accessed at (877) 344-7529 (toll-free domestic) or (412) 317-0088 (international); passcode: 10119451.

Greenhill & Co., Inc. is a leading independent investment bank entirely focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments globally. It acts for clients located throughout the world from its offices in New York, Chicago, Dallas, Frankfurt, Hong Kong, Houston, London, Madrid, Melbourne, San Francisco, São Paulo, Stockholm, Sydney, Tokyo and Toronto.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under ‘‘Risk Factors’’ in our Report on Form 10-K for the fiscal year 2017 as well as other public filings. We are under no duty and we do not undertake any obligation to update or review any of these forward-looking statements after the date on which they are made, whether as a result of new information, future developments or otherwise.

Greenhill & Co., Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended March 31,
	2018	2017
Revenues
Advisory revenues	$86,769	$56,700
Investment revenues	774	229

Total revenues	87,543	56,929
Operating Expenses
Employee compensation and benefits	49,208	44,050
Occupancy and equipment rental	5,289	4,708
Depreciation and amortization	763	786
Information services	2,317	2,412
Professional fees	2,923	1,610
Travel related expenses	3,305	2,720
Other operating expenses	4,722	(2,350)

Total operating expenses	68,527	53,936

Total operating income	19,016	2,993
Interest expense	5,261	819

Income before taxes	13,755	2,174
Provision for taxes	7,387	2,920

Net income (loss)	$6,368	$(746)

Average shares outstanding:
Basic	29,754,957	31,904,270
Diluted	30,198,797	31,904,270
Earnings (loss) per share:
Basic	$0.21	$(0.02)
Diluted	$0.21	$(0.02)
Dividends declared and paid per share	$0.05	$0.45